Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 5, 2008, with respect to the consolidated financial statements of IBT Bancorp, Inc., as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, included in the Annual Report on Form 10-K of IBT Bancorp, Inc. for the year ended December 31, 2007 and incorporated by reference in this Form 8-K/A of S&T Bancorp, Inc.

/s/ Beard Miller Company LLP

Pittsburgh, Pennsylvania

August 15, 2008